Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 2nd Quarter Earnings

Ocean City, New Jersey – July 26, 2011 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,158,000, or $0.17 per diluted share, for the quarter ended June 30, 2011, as compared to $1,239,000, or $0.18 per diluted share, for the second quarter of 2010. Net income for the six months ended June 30, 2011 was $2,362,000, or $0.35 per diluted share, as compared to $2,575,000, or $0.38 per diluted share, for the same period in 2010. Results reflect after tax expenses of $155,000 during the second quarter and $244,000 for the first six months of 2011 associated with the pending acquisition of CBHC Financialcorp, Inc and its subsidiary Select Bank, compared to no activity during the same periods in 2010. The acquisition is expected to close on August 1, 2011.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of ten full-service banking offices in eastern New Jersey.

“The uncertain and uneven economic recovery continues to present challenges to consumers and businesses in our market area,” said Steven E. Brady, President and CEO. “Nevertheless, by remaining disciplined in our focus on conservative lending practices and the generation of core deposits, we have increased net interest income. We look forward to the upcoming completion of our acquisition of Select Bank and the additional growth that will bring.”

Balance Sheet Review

Total assets grew $20.4 million, or 2.4%, to $860.3 million at June 30, 2011 from December 31, 2010. Loans receivable, net, grew $2.5 million, or 0.4%, to $662.8 million from $660.4 million at December 31, 2010. Investment and mortgage-backed securities increased $23.7 million, or 100.1%, to $47.5 million during the first half of 2011. Cash and cash equivalents decreased $5.8 million, or 5.2%, to $105.1 million at June 30, 2011 from December 31, 2010. Loan originations and other advances totaling $72.6 million were offset by payoffs and payments received of $70.1 million resulting in growth of $2.5 million. The increase in investments and mortgage-backed securities resulted from new purchases of short term agency investments of $25.0 million offset by normal repayment and payoffs of $1.3 million. Cash and cash equivalents decrease resulted from increased investment activity offset by increased deposit activity.

Deposits grew $17.8 million, or 3.0%, to $621.2 million at June 30, 2011 from December 31, 2010. The Company continued its focus on core deposits, which increased $29.2 million, or 7.4%, to $421.5 million. Certificates of deposit decreased $11.3 million, or 5.4%, to $199.7 million at June 30, 2011 compared to year-ended 2010. Total borrowings were unchanged at $125.5 million for the period ended June 30, 2011.

Asset Quality

The provision for loan losses totaled $128,000 for the second quarter of 2011 compared to $540,000 for the second quarter of 2010 and $75,000 for the first quarter of 2011. The allowance for loan losses totaled $4.1 million, or 0.61% of total loans, at June 30, 2011 compared to $4.0 million, or 0.60% of total loans, at December 31, 2010. The Company experienced $123,000 in charge-off activity for the first six months of 2011 as compared to $43,000 in charge-off activity for the first six months of 2010.

Non-performing assets totaled $6.0 million, or 0.90% of total assets, at June 30, 2011, compared to $5.3 million, or 0.79% of total assets, at December 31, 2010. Non-performing assets consisted of thirteen residential mortgages totaling $5.3 million, two commercial mortgages totaling $329,000, five commercial loans totaling $204,000, two consumer equity loans totaling $116,000 and one real estate owned property totaling $98,000. Specific reserves recorded for these loans at June 30, 2011 were $750,000.

Income Statement Analysis

Net interest income increased $110,000, or 1.8%, to $6.2 million for the second quarter of 2011 compared to $6.1 million in the second quarter of 2010. Net interest margin increased 1 basis point in the quarter ended June 2011 to 3.49% versus 3.48% for the quarter ended June 2010 and 2 basis points from 3.47% for the quarter ended March 2011. The increase in net interest income in the second quarter of 2011 compared to the second quarter of 2010 was the result of an increase in average interest-earning assets of $11.1 million and a decrease in the average cost of interest-bearing liabilities of 46 basis points to 1.72%, offset by a decrease of 27 basis points in the average yield on interest-earning assets to 5.19% and an increase in average interest-bearing liabilities of $67.6 million.

Net interest income increased $103,000, or 0.9%, to $12.1 million for the first six months of 2011 compared to the same period in the prior year. An increase in net interest margin of 1 basis points to 3.48% from 3.47% was the result of an increase in average interest-earning assets of $3.8 million and a decrease of 48 basis points in the average cost of interest bearing liabilities to 1.73%, offset by an increase in average interest bearing liabilities of $71.9 million and a decrease of 26 basis points in the average yield on earning assets to 5.22%.

Other income decreased $24,000 and $29,000 to $862,000 and $1.7 million, for the second quarter and first six months of 2011, respectively, compared to the same periods in 2010. The decrease in other income resulted from decreases in deposit account fees and cash surrender value of life insurance offset by increases in debit card commissions over the prior period.

Other expenses increased $435,000, or 9.9%, to $4.8 million for the second quarter of 2011, compared to $4.4 million for the second quarter of 2010. Other expenses increased $639,000, or 7.2%, to $9.5 million for the six months ended June 30, 2011 compared to $8.8 million for the six months ended June 30, 2010. Costs associated with the pending merger with CBCH Financialcorp and its subsidiary Select Bank accounted for the majority of the increases totaling $214,000 for the second quarter of 2011 and $303,000 for the first six months of 2011. Additionally, increases in salaries and benefits, occupancy and equipment, FDIC insurance, marketing and other expense totaled $221,000 for the second quarter of 2011 and $336,000 for the first six months of 2011.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA

	June 30, 2011	December 31, 2010	% Change
	(Dollars in thousands)

Total assets	$860,269	$839,857	2.4%
Cash and cash equivalents	105,046	110,865	(5.2)
Investment securities	47,474	23,721	100.1
Loans receivable, net	662,841	660,340	0.4
Deposits	621,189	603,334	3.0
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	102,822	100,554	2.3

SELECTED OPERATING DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	(In thousands, except per share and per share amounts)

Interest and dividend income	$9,167	$9,494	(3.4)	$18,205	$18,999	(4.2)
Interest expense	3,005	3,441	(12.7)	6,068	6,966	(12.9)

Net interest income	6,162	6,053	1.8	12,137	12,033	0.9

Provision for loan losses	128	540	(76.3)	203	691	(70.6)

Net interest income after provision for loan losses	6,034	5,513	9.5	11,934	11,342	5.2

Other income	862	886	(2.7)	1,664	1,693	(1.7)
Other expense	4,810	4,375	9.9	9,466	8,827	7.2

Income before taxes	2.086	2.024	3.1	4,132	4,208	(1.8)
Provision for income taxes	928	785	18.2	1,770	1,633	8.4

Net Income	$1,158	$1,239	(6.6)	$2,362	$2,575	(8.3)

Earnings per share basic	$0.17	$0.18		$0.35	$0.38
Earnings per share diluted	$0.17	$0.18		$0.35	$0.38

Average shares outstanding basic	6,738,827	6,826,946		6,734,602	6,822,739
Average shares outstanding diluted	6,809,077	6,834,525		6,805,216	6,835,352

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$661,680	5.22%	$668,691	5.42%
Investment securities	45,409	4.74%	27,271	6.38%
Other interest-earning assets	—	—	—	—
Interest-bearing deposits	574,909	1.04%	507,297	1.52%
Total borrowings	125,464	4.82%	125,464	4.82%

Interest rate spread		3.47%		3.28%
Net interest margin		3.49%		3.48%

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$659,842	5.21%	$666,240	5.43%
Investment securities	38,073	5.36%	27,869	6.53%
Other interest-earning assets	—	—	—	—
Interest-bearing deposits	574,507	1.07%	502,561	1.58%
Total borrowings	125,464	4.80%	125,464	4.80%

Interest rate spread		3.48%		3.26%
Net interest margin		3.48%		3.47%

ASSET QUALITY DATA

	Six Months Ended June 30, 2011	Year Ended December 31, 2010
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$3,988	$3,476
Provision for loan losses	203	892

Charge-offs	(123)	(380)
Recoveries	—	—

Net charge-offs	(123)	(380)

Allowance at end of period	$4,068	$3,988

Allowance for loan losses as a percent of total loans	0.61%	0.60%
Allowance for loan losses as a percent of nonperforming loans	68.5%	76.4%

	At June 30, 2011	At December 31, 2010
	(Dollars in thousands)

Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$5,287	$4,282
Real estate mortgage - commercial	328	729
Commercial business loans	204	134
Consumer loans	116	77

Total	5,935	5,222

Real estate owned	98	98
Other nonperforming assets	—	—

Total nonperforming assets	$6,033	$5,320

Nonperforming loans as a percent of total loans	0.90%	0.79%
Nonperforming assets as a percent of total assets	0.70%	0.63%

SELECTED FINANCIAL RATIOS

	Six Months Ended June 30,
	2011	2010
Selected Performance Ratios:
Return on average assets (1)	0.54%	0.65%
Return on average equity (1)	4.62%	5.20%
Interest rate spread (1)	3.48%	3.26%
Net interest margin (1)	3.48%	3.47%
Efficiency ratio	68.59%	64.31%

—(1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q2 2011	Q1 2011	Q4 2010	Q3 2010	Q2 2010
	(In thousands except per share amounts)

Income Statement Data:
Net interest income	$6,162	$5,975	$5,913	$5,941	$6,053
Provision for loan losses	128	75	76	125	540

Net interest income after provision for loan losses	6,034	5,900	5,837	5,816	5,513
Other income	862	802	874	836	886
Other expense	4,810	4,656	4,377	4,319	4,375

Income before taxes	2,086	2,046	2,334	2,333	2,024
Provision for income taxes	928	841	906	892	785

Net income	$1,158	$1,205	$1,428	$1,441	$1,239

Share Data:
Earnings per share basic	$0.17	$0.18	$0.21	$0.21	$0.18
Earnings per share diluted	$0.17	$0.18	$0.21	$0.21	$0.18
Average shares outstanding basic	6,738,827	6,730,331	6,721,891	6,826,698	6,826,946
Average shares outstanding diluted	6,809,077	6,801,558	6,769,445	6,835,521	6,834,525
Total shares outstanding	7,296,780	7,296,780	7,296,780	7,296,904	7,307,590

Balance Sheet Data:
Total assets	$860,269	$861,365	$839,857	$838,165	$798,790
Investment securities	47,474	42,131	23,721	25,363	27,960
Loans receivable, net	662,841	660,385	660,340	669,868	675,681
Deposits	621,189	623,685	603,334	603,547	563,258
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholders’ equity	102,822	101,750	100,554	99,314	99,801

Asset Quality:
Non-performing assets	$6,033	$5,910	$5,320	$4,052	$3,296
Non-performing loans to total loans	0.90%	0.88%	0.79%	0.59%	0.47%
Non-performing assets to total assets	0.70%	0.69%	0.63%	0.48%	0.41%
Allowance for loan losses	$4,068	$4,063	$3,988	$3,982	$4,124
Allowance for loan losses to total loans	0.61%	0.62%	0.60%	0.59%	0.61%
Allowance for loan losses to non-performing loans	68.5%	69.9%	76.4%	100.7%	125.1%